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                                                                    EXHIBIT 99.1


                                                     FOR IMMEDIATE RELEASE

For further information, contact:

For Dayton Superior:
John A. Ciccarelli                        Dayton Superior Corporation
President & CEO                           7777 Washington Village Dr., Suite 130
Phone: 937 428-7172                       Dayton, OH  45459
Fax:   937 428-9115

For Odyssey:
Wendi Kopsick or Jim Fingeroth
Kekst and Company
Phone:  212 521-4800

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                     Odyssey Investment Partners to Acquire
                  Dayton Superior Corporation for $27 Per Share
                      in Cash in a Recapitalization Merger

         DAYTON, OHIO, JANUARY 19, 2000 - Dayton Superior Corporation (NYSE:DSD) today announced the signing of a definitive merger agreement providing for the recapitalization of the Company by Stone Acquisition Corporation, a wholly-owned subsidiary of Odyssey Investment Partners, a New York based private equity investment firm, for $27.00 per share in cash, for a total transaction value (debt and equity) of approximately $315 million. Certain members of the Company's management have agreed to take equity in the Company, in lieu of cash, for a portion of their current equity interest.

         The merger is conditioned on Dayton Superior shareholder approval, receipt of financing, government regulatory approvals and other customary conditions. The closing is currently anticipated to occur in approximately 4-5 months.

         In commenting on the merger, J.A. "Chic" Ciccarelli, Dayton Superior's Chief Executive Officer said, "The Board of Directors and management team, as always, have been dedicated to maximizing shareholder value. The price Odyssey is paying represents a share price that is higher than our historic high and is a significant premium over our current price. As a private company, we will have greater flexibility to meet the demands of a dynamic marketplace, without the costs associated with being a public company."




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         Mr. Ciccarelli continued, "This transaction represents a strong endorsement of Dayton Superior by a highly-regarded private equity firm. We will have access to new capital to fund our growth while gaining an invaluable long-term financial partner in Odyssey, a firm known for supporting high quality companies with enduring franchises, loyal customer followings and recognized brand names."

         Commenting on the Dayton Superior investment, Stephen Berger, Chairman of Odyssey said, "Dayton Superior is an excellent example of what we look for in an investment opportunity: a market leader, a long and successful operating history with attractive growth prospects and a highly committed and experienced management team. We look forward to working with the Company to build its business and take advantage of new opportunities."

         Dayton Superior will continue to operate under the leadership of its existing management team from its headquarters in Dayton, Ohio.

         Dayton Superior Corporation, with annual revenues in excess of $300 million, is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.

         Odyssey Investment Partners LLC is a New York based partnership with over $750 million of equity capital under management that makes private equity investments, growth capital investments and other corporate transactions.

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